Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Reports 45.0% Increase in Quarterly Earnings

EMLENTON, Pa., July 19, 2019 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $2.0 million, or $0.75 per diluted common share, for the three months ended June 30, 2019, an increase of $636,000, or 45.0%, from $1.4 million, or $0.62 per diluted common share, reported for the comparable period in 2018.  Net income available to common stockholders for the six-month period ended June 30, 2019 was $4.1 million, or $1.52 per diluted common share, an increase of $1.4 million, or 48.8%, from $2.8 million, or $1.21 per diluted common share, for the same period in 2018.  Earnings growth for the quarterly and year-to-date periods was largely driven by the Corporation's acquisition of Community First Bancorp, Inc (Community First) in October 2018.

The increase in net income for both periods compared to the same periods in 2018 resulted from increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense, the provision for income taxes and preferred stock dividends.  The Corporation realized an annualized return on average assets of 0.96% and an annualized return on average common equity of 10.45% for the quarter ended June 30, 2019, compared to 0.74% and 9.58%, respectively, for the same period in 2018.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are extremely pleased with the results for the first half of 2019. The considerable strategic investments we have made to grow our franchise through denovo offices and whole-bank acquisitions continue to deliver strong financial performance, including significant earnings growth, and provide a solid foundation for continued profitable expansion and sound shareholder returns.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $636,000, or 45.0%, to $2.0 million, or $0.75 per diluted common share, for the three months ended June 30, 2019, compared to net income of $1.4 million, or $0.62 per diluted common share, for the same period in 2018.  The increase resulted from increases in net interest income and noninterest income of $891,000 and $82,000, respectively, and a $30,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense, the provision for income taxes and preferred stock dividends of $85,000, $191,000 and $91,000, respectively.

Net interest income increased $891,000, or 14.4%, to $7.1 million for the three months ended June 30, 2019 from $6.2 million for the same period in 2018. The increase in net interest income resulted from an increase in interest income of $1.5 million, or 20.5%, as a result of a $109.4 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $629,000, or 50.6%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $64.6 million and $14.3 million, respectively. The increases in the Corporation's loans and interest-bearing deposit balances resulted primarily from the Corporation's acquisition of Community First, which added approximately $111.6 million in loans and $106.1 million in total deposits to the Bank.

The provision for loan losses decreased $30,000, or 10.0%, to $270,000 for the three months ended June 30, 2019 from $300,000 for the same period in 2018.

Noninterest income increased $82,000, or 7.8%, to $1.1 million for the three months ended June 30, 2019 from $1.0 million in the same period in 2018.  Fees and service charges increased $73,000, primarily associated with the operation of the new full-service banking offices which were acquired from Community First and general increases in overdraft fee income.

Noninterest expense increased $85,000, or 1.6%, to $5.3 million for the three months ended June 30, 2019 from $5.2 million in the same period in 2018.  The increase primarily related to increases in compensation and benefits expense, other noninterest expense and occupancy and equipment expense of $266,000, $227,000 and $82,000, respectively. The increases related to costs associated with the aforementioned new banking offices and normal salary and benefit and operating expense increases.  Partially offsetting these increases, acquisition costs and professional fees decreased $358,000 and $89,000, respectively.

The provision for income taxes increased $191,000, or 67.5%, to $473,000 for the three months ended June 30, 2019 from $282,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $1.4 million, or 48.8%, to $4.1 million, or $1.52 per diluted common share, for the six months ended June 30, 2019, compared to net income of $2.8 million, or $1.21 per diluted common share, for the same period in 2018.  The increase resulted from increases in net interest income and noninterest income of $2.3 million and $242,000, respectively, and a $230,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense, the provision for income taxes and preferred stock dividends of $908,000, $381,000 and $91,000, respectively.

Net interest income increased $2.3 million, or 18.8%, to $14.3 million for the six months ended June 30, 2019 from $12.0 million for the same period in 2018. The increase in net interest income resulted from an increase in interest income of $3.5 million, or 24.4%, as a result of a $117.0 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $1.3 million, or 52.4%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $70.0 million and $17.1 million, respectively. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the aforementioned fourth quarter 2018 acquisition of Community First.

The provision for loan losses decreased $230,000, or 33.8%, to $450,000 for the six months ended June 30, 2019 from $680,000 for the same period in 2018.  The provision for loan losses recorded for the six months ended June 30, 2018 was higher due to higher than normal loan charge-offs experienced in the first half of 2018.

Noninterest income increased $242,000, or 12.4%, to $2.2 million for the six months ended June 30, 2019 from $1.9 million in the same period in 2018.  Fees and service charges increased $191,000, primarily associated with the operation of the new full-service banking offices and general increases in overdraft fee income.

Noninterest expense increased $908,000, or 9.1%, to $10.9 million for the six months ended June 30, 2019 from $10.0 million in the same period in 2018.  The increase primarily related to increases in compensation and benefits expense, other noninterest expense and occupancy and equipment expense of $730,000, $489,000 and $198,000, respectively. The increases related to costs associated with the aforementioned new banking offices and normal salary and benefit and operating expense increases.  Partially offsetting these increases, acquisition costs, professional fees and intangible asset amortization decreased $358,000, $84,000 and $46,000, respectively.

The provision for income taxes increased $381,000, or 69.5%, to $929,000 for the six months ended June 30, 2019 from $548,000 in the same period in 2018 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $10.1 million, or 1.1%, to $909.0 million at June 30, 2019 from $898.9 million at December 31, 2018.  The increase in assets was driven primarily by increases in cash and cash equivalents, interest-earning time deposits and securities of $20.5 million, $3.2 million and $2.7 million, respectively, partially offset by a decrease in net loans receivable of $16.8 million. Liabilities increased $5.7 million to $824.6 million at June 30, 2019 from $818.9 million at December 31, 2018 due to an increase in customer deposits of $16.1 million, partially offset by a decrease in borrowed funds of $11.3 million.

Nonperforming assets increased $2.6 million to $6.3 million, or 0.70% of total assets at June 30, 2019, compared to $3.7 million, or 0.42% of total assets at December 31, 2018.  This increase was primarily the result of downgrading one $2.4 million commercial real estate loan to non-accrual status during the period.

Stockholders’ equity increased $4.3 million, or 5.4%, to $84.4 million at June 30, 2019 from $80.0 million at December 31, 2018 primarily due to a $2.4 million increase in retained earnings as a result of $4.2 million of net income, partially offset by $1.7 million of common dividends paid.  Additionally, accumulated other comprehensive income increased $1.8 million.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.3% of total assets.  Book value per common share was $29.70 at June 30, 2019, compared to $28.09 at December 31, 2018.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2019	2018	2019	2018

Interest income	$8,954	$7,434	$17,946	$14,429
Interest expense	1,872	1,243	3,644	2,392
Net interest income	7,082	6,191	14,302	12,037
Provision for loan losses	270	300	450	680
Noninterest income	1,131	1,049	2,188	1,947
Noninterest expense	5,330	5,245	10,889	9,981
Income before provision for income taxes	2,613	1,695	5,151	3,323
Provision for income taxes	473	282	929	548
Net income	2,140	1,413	4,222	2,775
Preferred stock dividends	91	-	91	-
Net income available to common stockholders	$2,049	$1,413	$4,131	$2,775

Basic earnings per common share	$0.76	$0.62	$1.53	$1.22
Diluted earnings per common share	$0.75	$0.62	$1.52	$1.21
Dividends per common share	$0.29	$0.28	$0.58	$0.56

Return on average assets (1)	0.96%	0.74%	0.95%	0.74%
Return on average equity (1)	10.36%	9.58%	10.41%	9.48%
Return on average common equity (1)	10.45%	9.58%	10.74%	9.48%
Yield on average interest-earning assets	4.35%	4.18%	4.40%	4.13%
Cost of average interest-bearing liabilities	1.16%	0.87%	1.13%	0.86%
Cost of funds	0.94%	0.71%	0.92%	0.70%
Net interest margin	3.45%	3.48%	3.51%	3.45%
Efficiency ratio	63.95%	71.00%	65.11%	69.84%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	6/30/2019	12/31/2018

Total assets	$908,950	$898,875
Cash and equivalents	31,456	10,955
Securities	100,415	97,725
Loans, net	691,941	708,664
Deposits	777,606	761,546
Borrowed funds	34,050	45,350
Common stockholders' equity	80,151	75,802
Stockholders' equity	84,357	80,008

Book value per common share	$29.70	$28.09

Net loans to deposits	88.98%	93.06%
Allowance for loan losses to total loans	0.94%	0.91%
Nonperforming assets to total assets	0.70%	0.42%
Stockholders' equity to total assets	9.28%	8.90%
Shares of common stock outstanding	2,698,712	2,698,712